DCOR

LETTER AGREEMENT DATED SEPTEMBER 5, 2011

Re: Participation Rights – Opportunity to Acquire Concession in Ghana

Dear Mike:

This letter will confirm the agreement among DCOR, LLC ("DCOR"), EOS Petro, Inc. ("EOS"), and Plethora Bay Oil & Gas, Ltd. ("Plethora Bay"), (collectively, EOS Petro, Inc. and Plethora Bay Oil & Gas, Ltd. will be referred to as the "EOS Entities") regarding DCOR's participation in an opportunity to participate in the acquisition and development of that certain oil and gas concession offshore Ghana, West Africa known as the Ferrari concession (hereinafter referred to as the "Concession"). The following are the key points of our agreement:

1.	DCOR will agree to serve as the operational partner in the application being filed by the EOS Entities for the Concession, and agrees to provide to the EOS Entities, all necessary information concerning DCOR as required in such application.

2.	In the event the EOS Entities are awarded the Concession, and DCOR elects to receive an assignment of the DCOR Interest as described below, DCOR will serve as operator for the development of the Concession and will provide technical offshore operating expertise and engineering and geotechnical expertise in the evaluation of the Concession. The activities in the evaluation and exploration of the Concession would be governed by a standard Exploration Agreement. DCOR's operations of the Concession would be governed by a standard offshore Joint Operating Agreement to be signed by all of the working interest owners in the Concession.

3.	In exchange for the commitment by DCOR to provide the services described in Paragraphs 1 and 2 above, DCOR will receive an option to acquire a tern percent (10%) ownership interest (the "DCOR Interest") in the Concession if awarded to the EOS Entities. The option to acquire the DCOR Interest, if exercised by DCOR as described below, shall be at no cost to DCOR.

4.	Up ratification of the Concession, EOS and DCOR will review the data associated with the Concession for a period of sixty (60) days (the "Review Period"). Upon the expiration of the Review Period, DCOR shall have an additional thirty (30) days in which to elect to acquire the DCOR Interest. If DCOR elects to acquire the DCOR Interest, the EOS Entities will take the steps necessary to assign ownership of the DCOR interest into DCOR, or an assignee. If DCOR elects to not acquire the DCOR Interest, then this Agreement shall terminate and be of no further force and effect.

5.	If the EOS Entities determine that it is necessary for DCOR to qualify a subsidiary in Ghana in order to assist in the process to acquire the Concession, DCOR agrees to make such filings at its own cost and expense.

DCOR-EOS Entities-Ghana

September 5, 2011

290 MAPLE COURT SUITE 290 VENTURA, CA 93003
PHONE: (805) 535-2000 FAX: (805) 535-2100

6.	If the EOS Entities are awarded the Concession, and DCOR elects to be assigned the DCOR Interest, DCOR and the EOS Entities agree to use commercially reasonable efforts to allow DCOR to acquire from the EOS Entities, an additional thirty percent (30%) ownership interest in the concession to be completed within six (6) months following DCOR's election to receive an assignment of the DCOR Interest.

7.	If the event that the EOS Entities do not acquire the Concession or in the event that DCOR elects to not acquire the DCOR Interest (as described in #4 above), the EOS Entities agree to return, destroy or delete all information about DCOR which has been provided by DCOR to the EOS Entities and to use best efforts to cause the return, destruction or deletion of such information which was provided as part of the application to acquire the Concession.

If the terms of this letter agreement are consistent with our discussions, please indicate your agreement by executing three copies of this letter where indicated below and return one fully-executed copy to the undersigned.

Sincerely,

DCOR, LLC

/s/ Andrew L. Prestridge
Andrew L. Prestridge
President

Agreed to and executed this 5th day of September, 2011

EOS Petro, Inc., on its behalf and on behalf of the EOS Entities

/s/ Michael Finch

By: Michael J. Finch, President

DCOR-EOS Entities-Ghana

September 5, 2011

290 MAPLE COURT SUITE 290 VENTURA, CA 93003
PHONE: (805) 535-2000 FAX: (805) 535-2100